UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2016

LIME ENERGY CO.

(Exact name of registrant as specified in charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Gateway Center, 4th Floor, 100 Mulberry Street, Newark, NJ 07102

(Address of principal executive offices)

(201) 416-2575
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On June 10, 2016, Lime Energy Co. (the “Company”) entered into an amendment (the “Second Amendment”) to the Loan and Security Agreement, dated July 24, 2015 (as previously amended by the First Amendment to Loan and Security Agreement, dated December 21, 2015, the “Loan Agreement”) with Heritage Bank of Commerce (the “Bank”).  The Second Amendment increased the revolving line of credit (the “Credit Facility”) to $10.0 million (from $6.0 million), which the Company may draw upon from time to time, subject to the calculation and limitation of a borrowing base, for working capital and other general corporate purposes. The line of credit bears variable interest at the prime rate plus 1.00% and is collateralized by certain assets of the Company and its subsidiaries including their respective accounts receivable, certain deposit and investment accounts and intellectual property.

The Second Amendment also extends the maturity date one year to July 24, 2018 and requires the Company to achieve revised rolling four-quarter EBITDA targets, measured as of the last day of each quarter, as follows:  $2,179,000 for the quarter ending March 31, 2016; $2,006,000 for the quarter ending June 30, 2016; $2,437,000 for the quarter ending September 30, 2016; and $3,995,000 for the quarter ending December 31, 2016.  The Company and the Bank agreed to negotiate and agree on EBITDA targets for 2017 by January 15, 2017, absent which all amounts then outstanding would be due and payable on March 31, 2017. Similarly, EBITDA targets for 2018 shall be set by January 15, 2018 or the amounts then outstanding shall become due and payable on March 31, 2018. Except as specifically amended and modified by the Second Amendment, all other terms and conditions of the Loan Agreement remain in effect.

As previously disclosed, the Company was not in compliance with its EBITDA covenant as of December 31, 2015.  The Bank has waived the default.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.     Financial Statements and Exhibits

(d)                   Exhibits.

10.1                Second Amendment to Loan Agreement, dated June 10, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: June 16, 2016	By:	/s/ Bruce D. Torkelson
Bruce D. Torkelson
Chief Financial Officer & Treasurer